Exhibit 99.1

dMY Technology Group, Inc. Announces Pricing of $200 Million Initial Public Offering

NEW YORK, February 20, 2020 – dMY Technology Group, Inc. (the “Company”) announced today the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on The New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “DMYT.U” beginning on February 21, 2020. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each warrant whole exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “DMYT” and “DMYT WS,” respectively. The offering is expected to close on February 25, 2020.

dMY Technology Group, Inc. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on companies within the mobile application (“app”) ecosystem or consumer internet companies with enterprise valuations in the range of $500 million to $1.5 billion, though the Company’s search may span many consumer software segments worldwide. The Company intends to specifically focus on companies that have created compelling mobile app experiences with significant growth in segments such as gaming, entertainment, education, e-commerce, dating and health and wellness.

Goldman Sachs & Co. LLC and UBS Investment Bank are acting as joint bookrunners of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 20, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: +1 866 471 2526, facsimile: +1 212 902 9316, or email: prospectus-ny@ny.email.gs.com; and UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, telephone: (888) 827-7275 or email: ol-prospectusrequest@ubs.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-

looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Patricia Graue, Brunswick Group

dmy@brunswickgroup.com

(212) 333-3810